Exhibit 10.3

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of June 30, 2009, is made by and among CombinatoRx, Incorporated, a Delaware corporation (“CRXX”), Neuromed Pharmaceuticals Inc., a Delaware corporation (“Neuromed US”), Neuromed Pharmaceuticals Ltd., a company existing under the laws of the Province of British Columbia, Canada (“Neuromed Canada” and together with Neuromed US, “Neuromed”), and the undersigned holder (“Stockholder”) of shares of capital stock (the “Shares”) of Neuromed US and Neuromed Canada.

WHEREAS, CRXX, PawSox, Inc., a Delaware corporation and a wholly owned subsidiary of CRXX (“Merger Sub”), Neuromed US, Neuromed Canada and Kurt C. Wheeler, as representative of the stockholders of Neuromed US, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub with and into Neuromed US (the “Merger”);

WHEREAS, Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of CRXX, Neuromed US and Neuromed Canada to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, CRXX’s, Neuromed US’s and Neuromed Canada’s entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, Stockholder, CRXX, Neuromed US and Neuromed Canada agree as follows:

1. Agreement to Vote Shares. Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Neuromed US or Neuromed Canada or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Neuromed US or Neuromed Canada, with respect to the Merger, the Merger Agreement or any Neuromed Acquisition Proposal, Stockholder shall:

(a)	appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;

(b)	from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered)

covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of Neuromed US or Neuromed Canada are called upon to vote in favor of or consent to any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that, to the knowledge of Stockholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Neuromed US or Neuromed Canada or any of their Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Neuromed US’s or Neuromed Canada’s or any of their Subsidiaries’ or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Neuromed Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder agrees that the vote in clause (i) above shall be with respect to all classes of stock of Neuromed US and Neuromed Canada held by such Stockholder and shall constitute approval of the payment of consideration in respect of Shares in the manner provided in the Merger Agreement in lieu of the payment of consideration in the manner required upon a liquidation or deemed liquidation under the Neuromed Charter. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or otherwise, or (c) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement or acts of bad faith prior to termination hereof.

3. Additional Purchases. Stockholder agrees that any shares of capital stock or other equity securities of Neuromed US or Neuromed Canada that Stockholder purchases or with respect to which Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. Stockholder agrees to promptly notify CRXX in writing of the nature and amount of any acquisition of New Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement or a

Neuromed Canada Voting Agreement), (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make (a) transfers by will or by operation of law or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee and (b) as CRXX may otherwise agree in writing in its sole discretion.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to CRXX, Neuromed US and Neuromed Canada as follows:

(a)	Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b)	this Agreement has been duly executed and delivered by or on behalf of Stockholder and, to the Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of CRXX, Neuromed US and Neuromed Canada, constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c)	except as set forth on Schedule 1, Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares in respect of the matters referred to in Section 1(b) hereof, except as contemplated by this Agreement or as set forth in Section 3.6 of the Further Amended and Restated Exchange Agreement dated May 7, 2007 by and among Neuromed US, Neuromed Canada and their shareholders, as amended from time to time (the “Exchange Agreement”);

(d)

to the knowledge of the Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his or her obligations hereunder and the compliance by Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which

Stockholder is bound, or any law, statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of Stockholder; and

(e)	to the knowledge of the Stockholder, the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, Stockholder does hereby appoint CRXX with full power of substitution and resubstitution, as Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his or her obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by Stockholder with respect to the Shares relating to the matters set forth in Section 1 hereof. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. Except for the proxy granted pursuant to Section 3.6 of the Exchange Agreement, the Stockholder hereby revokes any proxies previously granted with respect to the matters set forth in Section 1 hereof and represents that none of such previously-granted proxies are irrevocable.

7. No Solicitation. From and after the date hereof until the Expiration Date, Stockholder shall not (a) initiate, solicit, seek or knowingly encourage or support any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, a Neuromed Acquisition Proposal, (b) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with, any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, a Neuromed Acquisition Proposal, (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to a Neuromed Acquisition Proposal, or enter into any agreement or agreement in principle requiring Neuromed to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) initiate a stockholders’ vote or action by consent of the Neuromed US’s stockholders with respect to a Neuromed Acquisition Proposal, (e) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Neuromed US that takes any action in support of a Neuromed Acquisition Proposal or (f) propose or agree to do any of the foregoing. In the event that Stockholder is a corporation, partnership, trust or other entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or representative of Stockholder, or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.

8. Waiver of Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under applicable law, including Section 262 of the DGCL in connection with the Merger.

9. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10. Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as CRXX, Neuromed US or Neuromed Canada may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement.

11. Disclosure. Stockholder hereby agrees that CRXX and Neuromed may publish and disclose in the Registration Statement, any resale registration statement relating thereto (including all documents and schedules filed with the SEC), the Proxy Statement, any prospectus filed with any regulatory authority in connection with the Merger and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by CRXX or Neuromed as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Merger, all subject to prior review and an opportunity to comment by Stockholder’s counsel.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by facsimile transmission (providing confirmation of transmission) to CRXX, Neuromed US or Neuromed Canada, as the case may be, in accordance with Section 9.4 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

15. No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

16. No Waivers. No waivers of any breach of this Agreement extended by CRXX, Neuromed US or Neuromed Canada to Stockholder shall be construed as a waiver of any rights or remedies of CRXX, Neuromed US or Neuromed Canada, as applicable, with respect to any other stockholder of Neuromed US or Neuromed Canada who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Neuromed US or Neuromed Canada. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of CRXX, Neuromed US and Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. The parties hereby consent to, waive any objection to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof and shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

18. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Boards of Directors of Neuromed US and Neuromed Canada have approved, for purposes of any applicable anti-takeover laws and regulations and any applicable provision of Neuromed Charter, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

20. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

21. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

22. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” may include such agreement as amended or modified as long as such amendments or modifications (i) do not (x) change the form of consideration, (y) reduce the Merger Consideration or change the allocation of Merger Consideration among the Neuromed Stockholders in either case in a manner adverse to the Stockholder, or (z) change the obligations in Section 6.1(c) of the Merger Agreement or waive or amend the condition in Section 7.3(d)of the Merger Agreement in a manner adverse to the Stockholder or (ii) have been agreed to in writing by Stockholder.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

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EXECUTED as of the date first above written.

STOCKHOLDER

Name:

COMBINATORX, INCORPORATED

By:
Name:
Title:

NEUROMED PHARMACEUTICALS INC.

By:
Name:
Title:

NEUROMED PHARMACEUTICALS LTD.

By:
Name:
Title:

Schedule of Signatories

CombinatoRx, Incorporated

Neuromed Pharmaceuticals Inc.

Neuromed Pharmaceuticals Ltd.

Each of:

MPM Asset Management Investors 2003 BVIII LLC

MPM Bioventures III GmbH & CO. Beteiligungs KG

MPM Bioventures III Parallel Fund, L.P.

MPM Bioventures III-QP, L.P.

MPM Bioventures III, L.P.

James Richardson & Sons, Limited

Working Opportunity Fund (EVCC) Ltd.

Neuro Discovery Limited Partnership